EXHIBIT 10.3

                                 Addendum No. 1

                   This Addendum No. 1, dated as of July 10, 2002 (the "Addendum Date"), hereby amends the DART Service Attachment for Publishers by and between DoubleClick Inc. ("DoubleClick"), and L90, Inc. ("Company"), dated as of October 2, 2001 (the "Agreement"), and the DoubleClick Master Services Agreement by and between DoubleClick and L90, dated as of October 2, 2001 (the "Master Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement and Master Agreement.

1. The parties hereby agree that the Monthly Service Fee provisions at the commencement of the Custom Arrangements section of the Agreement is replaced in its entirety with the following, and the pricing below shall apply from the date of this Addendum No.1 through the end of the DFP Term:

         MONTHLY SERVICE FEE

         A. $0.15 CPM flat fee rate for all ads (including house ads and redirects, but excluding those ad units set forth in Items C, D and E below) served by DoubleClick hereunder during years 1 through 4 of the DFP Term (subject to the Pricing Review described below)

         B. $0.14 CPM flat fee rate for all ads (including house ads and redirects, but excluding those ad units set forth in Items C, D and E below) served by DoubleClick hereunder during year 5 of the DFP Term (subject to the Pricing Review described below)

         C. 1x1 pixels = $0.08 CPM; power ads and other above the browser ads (e.g., pop-ups and pop-unders) that require two ad calls will be priced as one ad; and large file size pricing = $.025 CPM uplift (from the rates in Item A. and B. above) for every 25k an ad's file size is above 20k.

         D. CLICK FEE: If You elect to use a DoubleClick tag to track the click, without, at the same time, delivering an ad impression associated with such tag, You shall be charged a click fee equal to $.01 /click.

         E. Bounce Backs. Bounce Backs (defined as occurring when an internal redirect from a DFP network other than Your own (the "Redirecting Site") is sent to Your DFP network and does not result in an ad being served from Your DFP network, but instead, the ad call is fulfilled by the Redirecting Site) will be free of charge to You and no impression will be tracked on Your DFP network.

         MINIMUM MONTHLY IMPRESSION LEVELS

         You agree (i) to serve a minimum of one hundred million (100,000,000) impressions per month for the period of January 1, 2002 through June 30, 2002 using the DFP Service pursuant to this DFP Attachment, (ii) to serve a minimum of one and three quarters billion (1,750,000,000) impressions per month for the period of July 1, 2002 through June 30, 2004, using the DFP Service pursuant to this DFP Attachment, and (iii) to serve a minimum of one and one half billion (1,500,000,000) impressions per month for the period of July 1, 2004 through September 30, 2006 (such minimum monthly impression levels described above to be collectively referred to as the "Minimum Monthly Impression Level(s)"). Notwithstanding the above, if in any month of the DFP Term, the total number of ad impressions delivered on the L90 Network (defined below) through the DFP Service and any other ad serving solution used by You, drops below such month's applicable Minimum Monthly Impression Level, and You are able to provide DoubleClick with reasonable evidence of such fact, certified by an officer of Yours, DoubleClick agrees to adjust Your Minimum Monthly Impression Level for such month (each such month, an "Exception Month") to equal one hundred percent (100%) of the total number of ad impressions delivered on the L90 Network through the DFP Service and any other ad serving solution used by You.

         To the extent You and Your Affiliates (defined below) fail to meet the applicable Minimum Monthly Impression Level in any month of the DFP Term, You shall pay to DoubleClick additional DFP service fees so that the total amount for ad serving services paid to DoubleClick for such month (i.e., the applicable Minimum Monthly Impression Level


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         multiplied by Your  then-current  ad serving CPM flat rate) is equal to the amount that should have been paid to DoubleClick if the applicable Minimum Monthly Impression Level had been met. For example, if during the month of January 2003, You served and paid for one billion (1,000,000,000) impressions using the DFP Service pursuant to this DFP Attachment, and such month was not an Exception Month, then You would owe DoubleClick an additional amount equal to 750,000,000 impressions, multiplied by a $0.15 CPM. Such payment shall be DoubleClick's sole and exclusive remedy for a breach of this provision.

         Notwithstanding the above, if, as a result of DoubleClick's settlement of the multi-state investigation of its ad serving and data collection practices, DoubleClick is required to materially alter the manner in which it provides the DFP Service to You, and such change materially adversely impairs functionality of the DFP Service which is material to Your use of the DFP Service, then DoubleClick agrees to waive the Minimum Monthly Impression Levels for the duration of such impairment. The parties acknowledge and agree that the waiver set forth in the preceding sentence shall not apply to any changes affecting the industry generally in which DoubleClick operates.

         For the purposes of this Section, "L90 Network" shall mean the network of Web sites commonly referred to as the L90 Network and all successor networks thereto and any alternative or additional networks created by You or one or more of Your Affiliates, which includes but is not limited to all Web sites owned, controlled or operated by You or one or more of Your Affiliates (defined as any entity controlled by You; it being understood that fifty percent (50%) or greater voting, equity, or equivalent interest in the controlled entity shall be deemed "control"), or for which You or one of Your Affiliates perform ad sales and representation services, including Web sites or networks of sites acquired by You or an Affiliate or otherwise merged with the L90 Network or alternative or additional networks after the Addendum Date. For the purposes of this Section references to "representation" shall mean representation in relation to sales of ad inventory for a Web site. The parties agree that the L90 Network shall exclude (a) ad inventory sold or represented by You or Your Affiliates for which neither You nor Your Affiliates (nor any third party ad serving solution contracted for by You or Your Affiliates) provide ad serving services (including instances in which You merely broker a transaction or You merely provide the creative to the owner of the ad inventory), and (b) ad inventory sold or represented by You or Your Affiliates (excluding ad inventory of Web sites owned or controlled by You or Your Affiliates) for which the owner of such ad inventory elects to serve advertisements through its own or an alternative ad serving solution contracted for by such owner other than the DFP Services.

2. The parties hereby agree that the initial "Pricing Review", as described in the Custom Arrangements section of the Agreement, shall occur within thirty (30) days of the second anniversary of the DFP Effective date, as opposed to after the first anniversary.

3. The parties hereby agree that the initial sentence of the section entitled "Termination Right" in the Custom Arrangements section of the Agreement is hereby replaced in its entirety with the following: "In addition to the terminations provisions set forth in the Master Agreement and the Terms and Conditions, You have the right to terminate this DFP Attachment on ninety (90) days prior written notice to DoubleClick in the event that You discontinue Your media business."

4. The parties hereby agree that the fourth sentence of Section 5 of the Master Agreement is hereby replaced in its entirety with the following:
         "Company has the right to terminate the Agreement on ninety (90) days prior written notice to DoubleClick in the event that Company discontinues its media business."

5. The parties hereby agree that the following provisions shall be added to the end of the Custom Arrangements section of the Agreement and shall apply from the date of this Addendum No.1 through the end of the DFP Term:

         Transition of Contracts: For Clients (defined as those entities that are members of or included within the L90 Network) who have a non-exclusive media representation agreement with DoubleClick as of the Addendum Date and have an executed DART Service Agreement/Attachment for Publishers (a "DFP Agreement") with DoubleClick for their U.S. inventory as of the Addendum Date or after the Addendum Date (such Clients to be defined as "Remnant Clients"), You agree to renegotiate Your representation agreement with such Remnant Clients within eighteen
         (18) months from the Addendum Date, so as to remove any waivers in such agreements for ad serving fees under such Remnant Clients' DFP Agreement for ads sold/represented by You pursuant to Your agreements with such Remnant Clients. When You are so able to renegotiate such Remnant Client's media agreement to remove any DFP fee waivers, You agree to notify DoubleClick in writing of such fact on a monthly basis.


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         Privacy PSAs: As part of this DFP Attachment, You agree, over a two (2)
         year period commencing on the Addendum Date, to serve on the Web Site at least 300,000,000 public service announcements ("PSAs") provided to You by DoubleClick, it being understood that DoubleClick shall waive Your standard ad serving CPM rates set forth at the beginning of this Custom Arrangements section for such PSAs.

         Reselling Restrictions: You acknowledge and agree that from and after the Addendum Date, You shall not enter into any new agreement with any of Your Clients to offer ad serving through the DFP Service to Your Clients for inventory on the Web Site that You do not reasonably plan to sell (i.e., You cannot, in substance or principle, act as a reseller of the DFP Service). Inventory that You do not reasonably plan to sell (which includes, without limitation, unsold ads over and above what You reasonably expect to sell, and Client sold ads, but excludes the privacy PSAs described in these Custom Arrangements and excludes a reasonable amount of inventory that You plan to sell that ultimately remains unsold) must either be excluded from Your media arrangement with such Client or redirected back to Your Client at the fees set forth herein. If DoubleClick has reason to believe, in good faith, that You are in breach of the reselling restrictions set forth in this paragraph, DoubleClick may notify You in writing of such fact, setting forth the basis for such belief, and within ten (10) business days of such written notice, You agree to provide DoubleClick with enough proof, to DoubleClick's reasonable satisfaction, necessary to counter DoubleClick's assertion. As an additional restriction on Your license to the DFP Service, in all agreements You enter into after the Addendum Date, You agree not to offer Your Clients ad serving of such Clients' unsold/unrepresented inventory at a less favorable rate (i.e., higher rate) than Your ad serving rate set forth herein (note, while serving of some unsold/unrepresented inventory is acceptable to DoubleClick, so long as You reasonably expected to sell it, as stated earlier in this paragraph, You are restricted from entering into arrangements for serving unsold/unrepresented inventory beyond this reasonable level). With respect to any agreements entered into by You with Your Clients prior to the execution of this Addendum No. 1 in which You perform ad serving services for such Clients' unsold/unrepresented inventory at a less favorable ad serving rate (a higher rate) than the ad serving rates charged to You by DoubleClick hereunder, You agree, as soon as possible (but in no event later than at the time of renewal of such Clients' agreements), to renegotiate the CPM rate in such agreements and replace it with a rate which is no less favorable than the rate charged to You hereunder.

         System Security and Access Restrictions: You agree (i) to restrict access to only Your DART network through the System to those employees of Yours who have a need to access Your DART network in connection with Your use of the Services in accordance with the terms and conditions of the Agreement, and (ii) not to use the System for any purpose other than to provide DFP Service to Your Web Site. In particular, You agree that You will not use the System to access or attempt to access the data or information of any other entity using a DoubleClick service. Should You breach the preceding sentence, DoubleClick shall have the right to immediately suspend Services to You until such time as You can reasonably demonstrate that adequate procedures and protections have been put in place to help ensure no future breaches shall occur.

         Custom Reports, Modifications and Additional Features:
         Fees:      Grandfathered Reports Fees:  See Exhibit A
                    Initial Scoping Fee: $5,000 per scope
                    Additional Scoping Fee Rate: $225 per hour per person

         Any customization work provided by DoubleClick, including, without limitation, customization work relating to (i) log files, (ii) site redesign, (iii) report requests (e.g., reports that entail development, coding or automation work) ("Custom Reports"), and (iv) modifications to the System or DFP Service ("Custom Modifications"), may be provided by DoubleClick upon Your request, pursuant to mutually agreed upon written statements of work entered into prior to the commencement of any work by DoubleClick, such statements of work to be attached to and made a part hereof (each, a "Statement of Work" or "SOW"). Statements of Work shall include, without limitation, the applicable fees, payment schedule, and delivery schedule for such services. All services provided under a Statement of Work shall constitute a DFP Service under this DFP Attachment. Set forth above is the flat fee for all initial scoping work performed by DoubleClick for each potential Statement of Work, which fee shall be waived by DoubleClick should the parties execute such Statement of Work. All Custom Reports provided by DoubleClick hereunder (excluding the non-company-specific elements of such Custom Reports such as the report template) shall be Your sole and exclusive property (save and except any of DoubleClick's trademarks or service marks which may be contained therein and which shall remain DoubleClick's property). Unless otherwise provided in the Statement of Work, all Custom Modifications to the System provided by DoubleClick shall be the sole and exclusive property of DoubleClick (save and except any of Your trademarks or service marks which may be contained therein and which shall remain Your property), and DoubleClick grants to You a non-exclusive, non-transferable, worldwide license to use such Custom Modifications developed hereunder solely in connection with the terms and conditions of this DFP Attachment.

         (A) The parties agree that Custom Modifications shall include, without limitation, development of any System feature which is not, at the time of the request, a feature of the DFP Service or slated to become a feature of the DFP


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         Service within the same timeframe as requested by You. You agree to pay
         DoubleClick at the rate set forth in the Custom Arrangements section for any additional scoping work to be performed by DoubleClick based on changes or adjustments by You to the initial specifications for the requested Custom Modification. In the event You elect to terminate a Statement of Work for a Custom Modification and/or Custom Report after DoubleClick has commenced performance of services pursuant to such Statement of Work, You agree to promptly pay DoubleClick for all reasonable costs and expenses incurred by DoubleClick for services rendered as of the date of termination.

         (B) The fee for each  Custom  Report to be set forth in the  applicable
         Statement of Work shall be comprised of two (2) parts: an initial development fee and a monthly maintenance fee. The initial development fee shall account for DoubleClick's time and costs spent in (i) determining feasibility of a request, (ii) developing the actual script to retrieve and format the data for the Custom Report, (iii) testing such developed script, (iv) generating the sample data file that DoubleClick will send to You for sign-off, and (v) setting up the parameters for the automated generation, delivery and event logging (i.e., logs that inform DoubleClick developers when a particular report ran, whether it retrieved data successfully and whether it was sent out successfully to the intended recipients) of such Custom Report. The monthly maintenance fee shall account for DoubleClick's time and costs spent in (i) ongoing monitoring of the event logs, (ii) addressing any issues that arise with respect to such Custom Report, (iii) incorporating possible modifications requested by You into the existing script for the Custom Report, (iv) re-generating, at Your request, Custom Reports that have already been sent out, and (v) delivering the reports to You via the applicable delivery method agreed upon by the parties. DoubleClick shall charge You a monthly maintenance fee of $2,225 for each block of five (5) Custom Reports generated during the DFP Term; provided, however, if there is a particular Custom Report that requires a significantly greater amount of DoubleClick resources to maintain (e.g., the Site Wizard Application Data report), the parties will negotiate in good faith a reasonable uplift in fee for the block of reports containing such report; and provided further, however, for each block of five (5) Custom Reports (including, without limitation, the Grandfathered Reports described below) that You choose to discontinue during the DFP Term, DoubleClick shall reduce Your monthly maintenance fee by $2,225, it being understood that if such block of discontinued reports includes a report for which greater fees were owed, such greater fee would be reduced accordingly. In addition, You agree to pay DoubleClick at the rate set forth in the Custom Arrangements section for any additional scoping work to be performed by DoubleClick based on changes or adjustments by You to the initial specifications for the requested Custom Report. For Custom Reports that are already being generated for You as of the Addendum Date that You elect to have generated pursuant to this DFP Attachment, a list of which is attached as Exhibit A (the "Grandfathered Reports"), the parties agree that You shall be obligated to pay DoubleClick the monthly maintenance fee for all such Grandfathered Reports at the rate set forth in Exhibit A hereto. In the event You request a modification to any Grandfathered Report, however, such modified report shall be subject to the Statement of Work process and fees described herein.

         (C) Conversion Builder and Auto-Optimization: Commencing on the Addendum Date, DoubleClick agrees to license to You use of the Conversion Builder and Auto-Optimization functionality in accordance with the terms and conditions set forth in Exhibit B.


         Boomerang: In accordance with the Boomerang Service Attachment by and between the parties, dated as of even date herewith, DoubleClick agrees to provide You and Your Clients with the Boomerang technology services.

         Fees for Boomerang-targeted Advertising: $10,000/month System Maintenance Fee DoubleClick has the right to charge You, and You agree to pay, the monthly System Maintenance Fee in connection with Your the use of the Boomerang technology by You and Your Clients.



6. DoubleClick and Company hereby ratify all other terms and conditions of the Agreement which have not been modified by this Addendum No. 1, and such other terms and conditions shall remain in full force and effect.



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                  Company and DoubleClick confirm their mutual agreement to this
Addendum No. 1 as of the date first written above by signing below.

DOUBLECLICK INC.                              L90, INC.
By:/s/ David Rosenblatt                       By:/s/ Mitchell Cannold
   --------------------                          --------------------
Name:  David Rosenblatt                       Name:  Mitchell Cannold
Title: President                              Title: Chief Executive Officer



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